CERTIFICATE OF INCORPORATION OF PROTEIN DESIGN LABS

FIRST: The name of the Corporation is Protein Design Labs, Inc. (hereinafter sometimes referred to as the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 410 South State Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares ("Preferred Shares") and Common Shares ("Common Stock"). The total number of shares of Preferred Shares this Corporation shall have authority to issue is 2,146,667, par value one cent ($.01) per share, and the total number of shares of Common Stock this Corporation shall have authority to issue is 4,200,000, par value one cent ($.01) per share. The Preferred Shares authorized by this Certificate of Incorporation shall be issued in series. The first such series shall be designated Series A Preferred Stock ("Series A Preferred Stock") and shall consist of seven hundred thousand (700,000) shares. The second such series shall be designated Series B Preferred Stock ("Series B Preferred Stock") and shall consist of one million four hundred sixty-six thousand six hundred sixty-seven (1,466,667) shares. The Series A Preferred Stock and Series B Preferred Stock are collectively referred to herein as the "Preferred Stock." The relative rights, preferences, privileges, restrictions and other matters relating to the respective classes of the shares of capital stock of the Corporation or the holders thereof are as follows:

1.Definitions. For purposes of this Article FOURTH "Junior Shares" shall mean all Common Stock and any other shares of the Corporation other than the Preferred Stock.

2.Dividend Rights of Preferred Stock. The holders of the Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate per annum of $0.06 per share of Series A Preferred Stock and $0.135 per share of Series B Preferred Stock payable in preference and priority to any payment of any dividend on Junior Shares. The right to such dividends on the Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year. No dividends shall be paid on any Junior Shares unless an equal dividend is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to the aggregate amount of such dividends for all Junior Shares into which each such share of Preferred Stock could then be converted.

3.Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the junior Shares by reason of their ownership thereof, (i) the amount of $1.00 per share for each share of Series A Preferred Stock then held by them and (ii) the amount of $2.25 per share for each share of Series B Preferred Stock then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Preferred Stock as provided in Section 2 of this Article FOURTH. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount aforesaid, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the number of shares of Preferred Stock held by such holders. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as aforesaid, all remaining assets and funds of the Corporation shall be distributed ratably among the holders of the Preferred Stock and the holders of the Junior Shares, with the holders of the Preferred Stock being deemed to hold the number of shares of Junior Shares to which they would have been entitled to receive upon conversion of such Preferred Stock.

(b) For purposes of this Section 3 of Article FOURTH, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

(c) The Corporation shall not consummate any proposed action of the types described in subsections (a) and (b) of this Section 3 of Article FOURTH without the written consent of the holders of fifty percent (50%) of the outstanding shares of Preferred Stock voting as a single class.

(d) In the event the Corporation shall propose to take any action of the types described in subsections (a) and (b) of this Section 3 of which will involve the distribution of assets other than cash, the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of shares of Preferred Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice of each holder of shares of Preferred Stock of the appraiser's valuation. All notices pursuant to this Section 3 hereof shall be deemed given upon personal delivery or upon deposit in a United States Post office by registered or certified mail.

4.Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert and Automatic Conversion.

(i) Each share of Preferred Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into fully paid and nonassessable shares of Common Stock at the Conversion Rate (as hereinafter defined) in effect at the time of conversion. The number of shares of Common Stock into which each share of Series A Preferred Stock and Series B Preferred Stock may be converted are hereinafter referred to as the "Series A Conversion Rate" and "Series B Conversion Rate," respectively. The initial Series A Conversion Rate and Series B Conversion Rate shall each be one (1), and such initial Conversion Rates shall be subject to the adjustments described below. Any adjustment of the Series A or Series B Conversion Rate shall also cause an appropriate adjustment of the Series A or Series B Conversion Price (as hereinafter defined) respectively, calculated by dividing the adjusted Series A Conversion Rate into $1.00 and/or the adjusted Series B Conversion Rate into $2.25.

(ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate in the event of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a net selling price per share of Common Stock (as constituted on the date hereof) of not less than $5.00 and resulting in the receipt by the Corporation of at least $5,000,000 of net proceeds (after applicable discounts, commissions and expenses). In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(iii) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. Any shares of Series A Preferred Stock or Series B Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for $1.00 (in the case of the Series A) or $2.25 (in the case of the Series B) per share respectively, payable as promptly as possible whenever funds are legally available therefor.

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued; said conversion notice shall contain such representations as may reasonably be required by the Corporation, to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way which might violate then applicable laws. The Corporation sha11, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Except as set forth in subsection

4(a)(ii) of this Article FOURTH, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Adjustment for Combinations or Consolidations. In the event the Corporation at any time or from time to time after the effective date of a written agreement by the Corporation for the initial sale of Preferred Stock (hereinafter referred to as the "Original Issue Date") effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Preferred Stock, then and in each such event each respective Conversion Rate shall be increased or decreased proportionately.

(d) Adjustment for Dividends, Distributions and Common Stock Equivalents. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event each respective Conversion Rate shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Rate by a fraction,

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Rate shall be adjusted pursuant to this Section 4(d) of Article FOURTH as of the time of actual payment of such dividends or distributions; (B) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, each Conversion Rate shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; (C) upon the expiration of any rights or conversion or exercise under any unexercised Common Stock Equivalents, each Conversion Rate computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; and (D) in the case of Common Stock Equivalents which expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustment in any Conversion Rate shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustments shall be made in the manner provided in clause (C) above.

(e) Adjustment of Conversion Rates for Diluting Issues. The Series A Conversion Rate and Series B Conversion Rate shall be subject to the following adjustment, in addition to those set forth above. The amount obtained by dividing $1.00 by the Series A Conversion Rate shall be called the "Series A Conversion Price" and the amount obtained by dividing $2.25 by the Series B Conversion Rate shall be called the "Series B Conversion Price". Except as otherwise provided in this subsection (e) of Article FOURTH and subject to the provisions of Section 4(a)(iii) of Article FOURTH, in the event the Corporation sells or issues any Common Stock or Common Stock Equivalents at a per share consideration (as defined below) less than the Conversion Price for Series A Preferred Stock or Series B Preferred Stock, respectively, then in effect, then the Conversion Rate and Conversion Price then in effect with respect to such respective series shall be adjusted as provided in subsections (i), (ii) and (iii) hereof. For the purposes of the foregoing, the per share consideration with respect to the sale or issuance of Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents which are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares of Common Stock issuable with respect to such Common Stock Equivalents (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares of Common Stock issuable with respect to such Common Stock Equivalents into the total aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the minimum aggregate amount of additional consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. The issuance of Common Stock or Common Stock Equivalents for no consideration shall be deemed to be an issuance at a per share consideration of $.01. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the amount of consideration shall be determined by the Board of Directors of the Corporation.

As used herein, "Additional Shares of Common Stock" shall mean either shares of Common Stock issued subsequent to the Original Issue Date or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

The Conversion Prices and Conversion Rates shall be determined and adjusted once only with respect to any single offering of the Corporation's securities for financing purposes, provided that all closings with respect to any such offering occur within a period of no more than 120 days. (i) Upon each issuance of Additional Shares of Common Stock for a per share consideration less than the Series A Conversion Price or the Series B Conversion Price in effect an the date of such issuance, the Conversion Rate of such series of Preferred Stock in effect on such date will be adjusted by multiplying it by a fraction:

(x) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all outstanding Preferred Shares) outstanding immediately prior to the issuance of such Additional Shares of Common Stock, plus the number of such Additional Shares of Common Stock issued, and

(y) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all outstanding Preferred Shares) outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate net consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price for such series of Preferred Stock then in effect.

(ii) Upon each issuance of Common Stock Equivalents, exchangeable without further consideration into Common Stock, for a per share consideration less than the respective Conversion Price in effect on the date of such issuance, the Conversion Rate for such series of Preferred Stock in effect on such date will be adjusted as in subsection (i) immediately above on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

(iii) Upon each issuance of Common Stock Equivalents other than those described in subsection (ii) immediately above, for a per share consideration less than the respective Conversion Price in effect on the date of such issuance, the Conversion Rate of such series of Preferred Stock in effect on such date will be adjusted as in subsection (i) immediately above on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and that receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares.

(iv) Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this subsection 4(e) of Article FOURTH, they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in a Conversion Rate has been made previously pursuant to this subsection 4(e) of Article FOURTH, such Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v) The foregoing notwithstanding, no adjustment of any Conversion Rate or Conversion Price shall be made as a result of the issuance of:

-- up to 2,036,000 shares (or such larger number of shares as is approved by the Board of Directors of the Corporation) (as adjusted for splits, recombinations and the like and net of repurchases) of Common Stock (or any options, warrants or rights to purchase such shares of Common Stock) issued or issuable to officers, directors, employees or consultants of the Corporation pursuant to any stock option plan, stock incentive or purchase plan or agreement approved by the Board of Directors of the Corporation;

-- any shares of Common Stock pursuant to which any Conversion Rate and Conversion Price are adjusted under subsections (c) or (d) of this Section 4 of Article FOURTH;

-- any shares of Common Stock pursuant to the exchange, conversion, or exercise of any Common Stock Equivalents which have previously been incorporated into computations hereunder on the date when such Common Stock Equivalents were issued; or any shares of Common Stock issued upon conversion of the Preferred Stock;

(f) No adjustment in a Conversion Rate and Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $.01 or more in a Conversion Price.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 of Article FOURTH and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h) Certificate as to Adjustments. Upon the occurrence to each adjustment or readjustment of a Conversion Rate pursuant to this Section 4 of Article FOURTH, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices. Any notice required by the provisions of this Section 4 of Article FOURTH to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address appearing on the books of the Corporation.

5. Voting Rights.

(a) Each share of Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. The holders of Preferred Stock shall vote with holders of the Common Stock upon any matters submitted to a vote of stockholders, except those matters required by law, subsection 5(b) of this Article FOURTH or any other Article of this Certificate of Incorporation to be submitted to a class vote.

(b) The holders of Common Stock, voting as a single class, shall be entitled to elect the Class A director provided for in Article SIXTH and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director (to the exclusion of the vote of the holders of Preferred Stock). The holders of Preferred Stock, voting as a single class, shall be entitled to elect the Class B directors provided for in Article SIXTH to the Board of Directors and to remove from office any or all of them and to fill any vacancy or vacancies caused by the resignation, death or removal of any or all of them (to the exclusion of the vote of the holders of Common Stock).

6. Covenants. In addition to any other rights provided by law, so long as any Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than fifty percent (50%) of such outstanding shares of Preferred Stock:

(a) Amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preferred Stock, or increase or decrease the number of shares of any series of Preferred Stock authorized hereby, or change the number of authorized directors of the Corporation from seven (7);

(b) Authorize or issue shares of any class of stock having any rights, preferences or privileges superior to or on a parity with the Preferred Stock or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any rights, preferences or privileges superior to or on a parity with the Preferred Stock;

(c) Reclassify any outstanding shares into shares having any rights, preferences or privileges superior to or on a parity with the Preferred Stock;

(d) Pay or declare any dividends on any Junior Stock without paying or declaring an equal dividend on the Preferred Stock;

(e) Repurchase, acquire or retire any shares of Preferred Stock or Junior Shares, except from employees of this Corporation upon termination; or

(f) Undertake or effect any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another person.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.

SIXTH: The number of directors shall initially be seven and, thereafter, shall be fixed from time to time exclusively by the stockholders pursuant to a resolution adopted by a majority of the outstanding Common Stock (on an as-converted basis) and by a majority of the Preferred Stock, voting separately as a single class. The directors shall be divided into three classes: Class A, Class B and Class C. There shall be one Class A director, who shall be nominated and elected solely by the holders of Common Stock voting as a single class (to the exclusion of the vote of the holders of Preferred Stock). The Class A director shall be entitled to two votes on any matter before the Board of Directors. There shall be two Class B directors who shall be nominated and elected solely by the holders of Preferred Stock voting as a single class (to the exclusion of the vote of the holders of Common Stock). The Class B directors shall be entitled to one vote each on any matter before the Board of Directors. The remaining four directors shall be Class C directors who shall be nominated and elected by the holders of Common Stock and Preferred Stock voting as a single class (on an as-converted basis). The Class C directors shall be entitled to one vote each on any matter before the Board of Directors. Class A and Class B directors may only be removed from office by, and vacancies caused by the resignation, death or removal of such directors may only be filled by, the holders of Common Stock and the holders of Preferred Stock, respectively. A majority of the remaining directors, with the Class A director, if any, having two votes, may fill any vacancy among the Class C directors. The Board of Directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation other than those bylaws regarding the election or voting powers of directors. Any adoption, amendment or repeal of bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of directors then in office, with the Class A director, if any, having two votes. The stockholders shall have the power to adopt, amend or repeal all bylaws of the Corporation.

SEVENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification-of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: The name and mailing address of the sole incorporator are as follows:

Name            Mailing Address
                Paul R. Anderson
                c/o Ware & Freidenrich
                400 Hamilton Avenue
                Palo Alto, CA  94301

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 22nd day Of July, 1986.

                                        _________________________
                                        Paul R. Anderson

CERTIFICTE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF PROTEIN DESIGN LABS, INC.

Protein Design Labs, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to by the stockholders at a meeting called in accordance with Section 222 of the General Corporation Law of the State of Delaware:

II. The first paragraph of Article FOURTH of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

This Corporation is authorized to issue a total of one hundred million (100,000,000) shares of stock in two classes, designated Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of Preferred stock this Corporation shall have authority to issue is ten million (10,000,000), par value one cent ($0.01) per share, and the total number of shares of Common Stock this Corporation shall have authority to issue is ninety million (90,000,000), par value one cent ($0.01) per share.

IN WITNESS WHEREOF, Protein Design Labs, Inc. has caused this Certificate to be executed by Douglas O. Ebersole, its authorized officer, on this 6th day of July, 2000.

                                                   /s/Douglas O. Ebersole
                                                   -----------------------
                                                   Senior Vice President and
                                                   Secretary